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                                                                    EXHIBIT 10.1

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                                SERVICE AGREEMENT ENTERED INTO ON THE ONE SIDE
                                BY CAIXA ECONOMICA FEDERAL AND ON THE OTHER SIDE BY THE COMPANY GTECH BRASIL LTDA., AS FOLLOWS:


Under the terms of this instrument, CAIXA ECONOMICA FEDERAL, a government-controlled financial institution created and established under the terms of Decree-Law No. 759, dated 12/Aug/69, and Decree No. 66303, dated 06/March/70, currently governed by the bylaws approved by Decree No. 5056, dated 29/April/04, altered by Decree No. 5210, dated 21/Sept/04, registered under corporate taxpayer No. CNPJ 00.360.305/0001-04, having its head office at the following address: SBS, Quadra 4, Lotes 3/4, represented herein by its National Manager Bid Tenders and Contracts, Mr. VALNEI BATISTA ALVES, a Brazilian, married, bearer of individual I.D. No. RG 486.516 - SSP/DF and individual taxpayer No. CPF 288.956.816-49, hereinafter referred to simply as CAIXA, on the one side and on the other side the company GTECH BRASIL LTDA., having its head office at the following address: Avenida Ceci, 1600 - Lote 2 - Barueri - Sao Paulo, SP, registered under corporate taxpayer No. CNPJ 68.926.628/0001-00, represented herein by its Directors FERNANDO ANTONIO DE CASTRO CARDOSO, a Brazilian, married, a business administrator, bearer of individual I.D. No. RG 8.359.303-2 - SSP/SP and individual taxpayer No. CPF/MF 019.983.778-30, residing and domiciled in the city of Barueri, Sao Paulo, and JOSE MARIA JUNQUEIRA SAMPAIO MEIRELLES, a Brazilian, a lawyer, divorced bearer of individual I.D. No. RG 7.142.728-SSP/SP, and individual taxpayer No. CPF/MF 106.235.608-01, residing and domiciled in the capital city of Sao Paulo, hereinafter referred to simply as GTECH, in view of the authorization by CAIXA's Board of Governors n(0) 1354/2005, dated 04/May/2005 - proceeding No. 5307.01.0002.0/2005 - Direct
Contracting grounded on Article 25, caput, of Law No. 8666/93, have between them agreed upon the performance of the services comprising the object of this instrument, with the parties being subject to the rules contained in Law No. 8666/93, dated 21/June/93 and its alterations, and MARE Normative Ruling No. 05, dated 21/July/95, as well as the clauses set out below.

ARTICLE ONE - OBJECT

This Agreement has as its object the rendering of the following services, solely to support the transactions to be effected through GTECH terminals currently installed in the lottery network and at CAIXA locations during the period of transition to the new operating model for CAIXA's Lotteries:

      I) maintenance and operation of CAIXA'S on-line, real-time lottery system;

      II) development, implementation and operation of applications to support new products and services delegated by or agreed with CAIXA;

      III) pay-out of winning tickets in the Brazilian Federal Lottery and Brazilian Federal Instant Lottery;
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      IV)   receipt of payment of public utility bills and other payments effected at Lottery Outlets, including the payment of social benefits;

      V) the capture, transmission and processing of lottery and non-lottery transactions captured at lottery outlets;

      VI) the rendering of services in receiving tax returns of exempt individuals;

      VII) the sale of authorized numbers for enabling pre-paid cell phone service.

      VIII) the initial loading and the reloading of the SPTrans "Bilhete Unico" in the city of Sao Paulo [T.N.: reusable electronic bus pass];

      IX) deactivation of Lottery Outlets, in accordance with schedule determined by CAIXA in Annex II, with guarantee of continuity, support, maintenance and perfect performance of all the services contracted for, until the new system and other services to replace them are duly installed and in full operation.

PARAGRAPH ONE - Characterization of the object, the specifications, technical requirements and conditions for performance of the services, as well specific obligations in relation to the object contracted for are contained in Annexes I through V, which are an integral part of this agreement.

PARAGRAPH TWO - GTECH shall maintain a structure compatible with providing all the infrastructure and resources needed for rendering the services throughout the duration of this agreement, taking into consideration the schedule stipulated by CAIXA in Annex II, so as to:

      I) maintain the online, real-time lottery system in operation for the perfect functioning of all GTECH terminals for the capture of lottery and non-lottery transactions, distributed among the Lottery Outlets, as well as maintaining in like operating condition all its interfaces with the various systems connected to it, including the generation of files and reports needed for management by CAIXA;

      II)maintain in operation the data transmission system, for the perfect functioning of all the terminals belonging to it and used for the capture of lottery and non-lottery transactions that are installed in the Lottery Outlets distributed throughout Brazilian territory;

      III) maintain in operation the system for remote support and rendering of on-site services for the perfect functioning of all its terminals installed in the Lottery Outlets distributed throughout Brazilian territory;

      IV) maintain the services of the Call Center for as long as this agreement is in effect for all Lottery Outlets having equipment connected to the GTECH system distributed throughout Brazilian territory;
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      V) maintain the Lottery Outlets permanently supplied with consumables
      (wager slips and rolls of printer paper) and inked ribbons, so as to guarantee that the network of terminals belonging to GTECH continues in full activity;

      VI) maintain the structure for the development and maintenance of systems and applications, with specialists in its legacy systems to answer routine and emergency calls and for new developments that may be necessary.

PARAGRAPH THREE - During the period in which this agreement is in effect, GTECH shall provide for the complete de-installation, deactivation and removal of its equipment installed at Lottery Outlets and other locations, in accordance with the schedule set down by CAIXA in Annex II, which shall be subject to alterations, provided they are communicated to GTECH with 40 days' notice.

ARTICLE TWO - GTECH'S OBLIGATIONS

The following are obligations of GTECH, in addition to the others provided for in this agreement and its Annexes:

      I) to perfectly execute the services contracted for, using trustworthy and technically qualified personnel, within the agreed timeframes, complying with the established hours for service;

      II) to always deliver the services performed as checked and perfect, undertaking liability for any losses that defects or imperfections can be proven to have been caused to CAIXA or third parties, directly, in addition to redoing the incorrect work, when necessary, without onus or expense to CAIXA;

      III) to notify CAIXA immediately and in writing of any abnormalities it may note in the performance of the services;

      IV)to provide clarifications within the scope of this agreement as requested by CAIXA, whose complaints it undertakes to promptly remedy;

      V) to oversee, at its own expense and risk, the perfect performance of the services undertaken, independent of the oversight to be exercised by CAIXA;

      VI) to organize itself in such a way as to provide all the infrastructure necessary for providing the services set out herein, with the required quality and exactness;
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      VII) to provide all the means necessary to guarantee full operability of the services, including consideration of circumstances such as strikes or stoppages of any kind, except for situations outside GTECH's control;

      VIII) to comply and enforce compliance with the norms regarding occupational health and safety as provided in the relevant legislation;

      IX) to undertake all measures and obligations established in the specific legislation regarding occupational accidents, especially when its employees are affected in the performance of the services or in connection with them, even if they occur at CAIXA's premises or at Lottery Outlets;

      X) to keep its employees duly identified by the use of employee ID badges when performing services at CAIXA's premises or at Lottery Outlets;

      XI) to accept, under the same contractual terms, increases or cuts that may be necessary, up to the limit of twenty-five percent (25%) of the initial updated value of this agreement;

      XII) during the contractual term, to maintain all SICAF registration and partial qualification conditions, as well as the other qualifications required under this Agreement, pursuant to Art. 55, XIII of Law No. 8666/93;

      XIII) to allow all and any oversight by CAIXA in relation to the performance of the services, as well as fulfilling the obligations provided for expressly or implicitly in this Agreement;

      XIV) to maintain absolute secrecy as to the information contained in the documents or materials handled by its employees, dispensing special attention to their safekeeping, when necessary;

      XV) during the entire term of this Agreement, to provide CAIXA and the lottery retailers with permanent support and maintenance services for terminals and terminal applications already installed;

      XVI) to participate in weekly meetings in Brasilia or Sao Paulo, at CAIXA's discretion, to deliberate upon actions relating to development, operations, and maintenance, as well as those relating to the logistics of replacing GTECH's services;

      XVII) to comply with the deadlines established in the schedule defined by CAIXA in Annex II, with CAIXA being entitled to cancel de-installation by means of prior notice of five (5) business days of the scheduled date,. In the event of cancellation, the new date for de-installation shall be not less than 20 days of the originally scheduled date, unless otherwise agreed by the parties;
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      XVIII) to maintain Technical Assistance Bases (TABs) and accredit technical representatives in order to provided maintenance and technical assistance services for GTECH equipment allocated to the performance of the services, for the time periods and conditions established herein, taking into consideration the de-installation schedule established by CAIXA;

      XIX) during the de-activation and replacement of the network, to guarantee CAIXA continuity, support and maintenance for the perfect execution of all the services contracted for until the network, the system and the other services that will replace them are duly installed and fully operational;

      XX) to maintain the entire on-line, real time lottery and financial services system, transferring to CAIXA in full the intelligence and respective logical and physical designs and operationalizing it jointly with CAIXA;

      XXI) to maintain the already existing terminals for the purpose of auditing and monitoring the system, at locations indicated by CAIXA;

      XXII) for auditing purposes, to allow unrestricted access to systems intelligence and operations by the employees designated by CAIXA;

      XXIII) when so requested, to supply CAIXA with files formatted for operational, auditing and control purposes, in compliance with the specifications stipulated by it.

ARTICLE THREE - GTECH'S LIABILITY

Following are the areas of GTECH's liability:

      I) all and any damage or losses it is proven to have caused to CAIXA or to third parties, even if unintentional, by itself, its directors, employees, representatives or agents, which liability shall not be precluded or diminished by the oversight or monitoring exercised by CAIXA;

      II) to be liable before CAIXA for any type of sanction, fine, penalty or any assessment or action it may suffer as a consequence of the provision of services, as well as for the labor contracts of its employees, even in those cases that involve judicial decisions, releasing CAIXA from any joint and several liability or responsibility;

      III) to be liable for losses, unauthorized reproductions and/or adulterations that may occur in documents and magnetic files during the period in which they are in its safekeeping.
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PARAGRAPH ONE - GTECH authorizes CAIXA to deduct directly from the invoices for payments that are due it, or from the contractual guarantee, the amount corresponding to the aforementioned damages or losses, independent of any judicial proceeding, prior defense in an administrative proceeding being ensured it before the aforementioned deduction is effected.

PARAGRAPH TWO - The amount to be reimbursed to CAIXA in the event of losses for which GTECH is liable shall be calculated using the TR index for the period between the date of occurrence of the fact that gave rise to the loss or damage and the date of the actual reimbursement to CAIXA, using the following formula:

            VIN
    VAT = ------- X IDF, where:
            IDI

-   VAT = restated amount
-   VIN = initial amount
-   IDI = cumulative TR index on the initial date
-   IDF = cumulative TR index on the final date

ARTICLE FOUR - CAIXA'S OBLIGATIONS

The following are CAIXA's obligations:

      I) to inform GTECH of changes in the addresses of Lottery Outlets, by means of keeping their registration data updated in the SIGEL;

      II) to input data and service requests for the Lottery Outlets in the SIGEL;

      III) to effect the payments due under the terms established in this agreement;

      IV) to notify GTECH of any irregularities encountered in the performance of the services;

      V) to oversee the Lottery Outlets so that they are legally licensed for the sale of wagers and the provision of financial services;

      VI) to authorize pay-out of lottery prizes;
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      VII) to supply GTECH with the technical specifications for new products and services to be incorporated by GTECH into the network for the capture and processing of data, via SST, SSL or SJL;

      VIII) to homologate the applications developed by GTECH within a maximum timeframe of ten (10) consecutive days as of their presentation by GTECH, under penalty of such applications being considered tacitly homologated;

      IX) to oversee the Lottery Outlets to ensure that their electrical installations are in perfect working order and are provided with sufficient space to ensure that the installed terminals function normally;

      X) to notify GTECH within the timeframe stipulated in Article One, Paragraph Three of any alteration to the schedule set out in Annex II, under penalty of Caixa being liable for payment of the amount of four hundred Brazilian reals (R$ 400,00) per occurrence.

      XI) to make available the systems information required to authorize financial transactions, on line and in real time, under penalty of being required to pay for transactions that were not completed as a result of such contractual non-performance on CAIXA's part.

      XII) to make available to GTECH and notify the Lottery network before beginning the installation of new equipment, the telephone number(s) of CAIXA's Call Center that will take calls originating from the new equipment and services.

ARTICLE FIVE - FORM OF PAYMENT

CAIXA, after acceptance of the services, shall effect payment to GTECH monthly on the sixth (6th) business day after presentation of the invoice(s) for the services actually performed during the previous month, mandatorily by means of a credit to a current account held by GTECH at one of CAIXA's branches.

PARAGRAPH ONE - The payment shall only be effected if GTECH is fully performing all its contractual obligations.

PARAGRAPH TWO - The invoice(s) must contain all the elements required by law, especially:

      I) complete identifying information for GTECH: GTECH's CNPJ (the same as indicated in the preamble to the agreement, taking into account the option of issuance by the branch/head office having the same base CNPJ number and the specific sequence number of the branch/head office), address, state or local taxpayer number, etc.;
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      II) authorization for printing and CNPJ of the printer, printed at the foot of the invoice(s);

      III) complete identifying information for CAIXA;

      IV) brief description of all the services/items comprising the object of the agreement;

      V) the period to which it refers;

      VI) unit prices and totals for the services provided;

PARAGRAPH THREE - The invoices must also contain, for CAIXA's control purposes, the process number that originated the contracting and the agreement number (SIGES) provided by CAIXA.

PARAGRAPH FOUR - GTECH must attach to the invoice(s) the monthly reports generated by the lottery system.

PARAGRAPH FIVE - Invoices not approved by CAIXA shall be returned to GTECH for the necessary corrections, with the information that motivated their rejection, with the timeframe for payment being counted from the date they are re-submitted.

PARAGRAPH SIX - The return of invoices not approved by CAIXA under no circumstances authorizes GTECH to suspend performance of the services or to fail to make payments owed to its employees.

PARAGRAPH SEVEN - At the time of payment, an online consult will be made to the SICAF to check all GTECH's information on file in the System.

PARAGRAPH EIGHT - If any irregularity is noted in the SICAF, GTECH will be notified in writing to normalize its situation within the timeframe established by CAIXA, and will be granted five (5) days as of notification by CAIXA to present its defense, under penalty of application of the appropriate sanction.

PARAGRAPH NINE - In compliance with the legislation governing the withholding of taxes at the source, such as a Law No. 10.833, dated 29/Dec/2003, and Law No. 9.430, dated 27/Dec/1996, when payment is made CAIXA shall withhold the taxes due, such as Corporate Income Tax (IRPJ), Social Contribution on Net Income
(CSLL), Contribution to Finance Social Security (Cofins) and the PIS/PASEP Contribution, as regulated by the authorized Treasury agency, and shall comply with the following:

      I) should GTECH be supported by a judicial measure determining suspension of payment of the IRPJ or of any of the contributions referred to in this Paragraph, it must present to CAIXA, for each
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      payment, proof that the exemption from withholding at the source continues to be supported by a judicial measure;

      II) should GTECH fall under any of the circumstances provided for in
      Article 25 of IRS Normative Ruling No. 480/04, there will be no withholding as provided for in this Paragraph, to which end it must present to CAIXA the documentation or declaration that proves such condition.

PARAGRAPH TEN - No payment shall exempt GTECH from its liability and obligations, nor shall it imply permanent acceptance of the services.

PARAGRAPH ELEVEN - Non-payment of the invoice(s) due solely to CAIXA's fault within the timeframe established herein shall be grounds for the indexing of the respective amount by the TR, using the following formula:

            VIN
    VAT = ------- X IDF, where:
            IDI

-   VAT = restated amount
-   VIN = initial amount
-   IDI = cumulative TR index on the initial date
-   IDF = cumulative TR index on the final date

ARTICLE SIX -  PRICES

For the perfect performance of the services comprising the object of this agreement and compliance with the other conditions stipulated herein, CAIXA shall pay to GTECH the total prices indicated below:

      I) a fixed installment of four million, eight hundred nine thousand and sixty Brazilian reals (R$4.809.060,00) per month for data processing and for the corrective and evolutive maintenance of the systems, including research and development and other administrative expenses;

      II) the monthly unit price of four hundred Brazilian reals (R$400,00) per terminal active on the last day of the month for maintenance of the equipment at Lottery Outlets, including lottery and financial terminals;

      III) the monthly unit price of five hundred Brazilian reals (R$500,00) per Lottery Outlet active on the last day of the month for the capture and transport of data;
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      IV) the unit price of three centavos (R$0,03) per transaction effected
      (whether lottery or financial) for the supply of consumables and logistics;

      V) the unit price of four hundred Brazilian reals (R$400,00) per deactivation of a Lottery Outlet and removal of all equipment;

      VI) the unit price of six hundred Brazilian reals (R$600,00) per terminal installed or removed, including "Caminhao da Sorte" for the installation or removal of terminals;

      VII) the unit price of one thousand Brazilian reals (R$1.000,00) per terminal relocated;

      VIII) the unit price of one thousand, five hundred Brazilian reals (R$1.500,00) per Lottery Outlet relocated due to Change of Address;

SOLE PARAGRAPH - The estimated monthly amount for the first period of thirty days is twenty and six million, seventy and three thousand, seven hundred and sixty and nine Brazilian reals and sixty and eight cents (R$26.073.769,68), and the initial total estimated amount for the twelve (12) months of the agreement, pursuant to the schedule contained in Annex II, is two hundred and thirty million, seven hundred and ninety and four thousand, eight hundred and seventy and eight Brazilian reals and ninety and four cents (R$230.794.878,94).

ARTICLE SEVEN - TERM

This Agreement shall have a term of twelve (12) months as of 15/May/2005 (ending on 14/May/2006), and may be extended at CAIXA's sole discretion by means of 60 days' prior notice for the length of time required to completely replace and deactivate the services comprising the object hereof, due respect being given to the limit permitted in Law 8666/93, or rescinded under the circumstances provided for herein. During the entire period of the possible extension of the term of the contracting, the same conditions described herein shall apply.

ARTICLE EIGHT - OVERSIGHT

During the course of the performance of the services, it shall be up to CAIXA itself or to whomever it may appoint to oversee faithful compliance with the terms hereof.

SOLE PARAGRAPH - For the purposes of this Article, CAIXA shall register in a report any deficiencies noted in the performance of the services, forwarding a copy to GTECH for the immediate correction of the irregularities pointed out, without prejudice to the application of the penalties provided for herein.
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ARTICLE NINE -  APPLICABLE TAXES, CHARGES, INSURANCE, ETC.

GTECH shall be solely responsible for payment of the following:

      I) all taxes that may be owed as a consequence of the performance of the services comprising the object of this Agreement;

      II) the labor-related and Social Security contributions, premiums for insurance and work-related accident coverage, emoluments and any other expenses required for the performance of the services;

      III) all and any fees or emoluments due to any Federal, district, State, local or notary public agencies as a consequence of the performance of the services comprising the object of this Agreement.

ARTICLE TEN -  GUARANTEE

GTECH provides a guarantee on performance of the Agreement in the amount of eleven million, five hundred thousand Brazilian reals (R$11.539.743,00), equivalent to five percent (5%) of the total value contracted for, for a period of twelve (12) months, and shall present to CAIXA within ten (10) days of the date of signing of this instrument proof of a BANK SURETY containing:

      I) the period of validity, which must correspond to the period during which the Agreement is in force, PLUS AN ADDITIONAL 30 DAYS, which must be renewed in a timely manner if the term of the Agreement is extended or renewed;

      II) express confirmation from the guarantor that, as a joint debtor, it will make payment to CAIXA independent of judicial notification in the event the guaranteed party fails to fulfill its obligations;

      III) an express waiver by the guarantor of the benefits of order and of the rights provided for in Articles 827 and 838 of the New Civil Code;

      IV) a clause guaranteeing indexing of the guaranteed amount, pursuant to Article Two, Sub-Section XI;

      V) a bank surety that does not meet the requirements established in letters "a", "b", "c" and "d" above will not be accepted.
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PARAGRAPH ONE - The failure to present proof of guarantee within the timeframe above shall entitle CAIXA to unilateral rescission hereof, subjecting GTECH to the applicable administrative sanctions.

PARAGRAPH TWO - The guarantee shall be released after the perfect performance of this Agreement, within a period of up to thirty (30) days after its expiration date, provided all its terms, articles and conditions are fulfilled.

PARAGRAPH THREE - Forfeiture of the guarantee in CAIXA's favor for breach of the contractual obligations shall occur by operation of law after the appropriate administrative proceeding, when applicable, without prejudice to the other sanctions provided for herein.

PARAGRAPH FOUR - The guarantee must be topped up within a maximum of ten (10) days whenever any amounts are deducted from it or when there is a redimensioning of the volume of services, a contractual renegotiation or a price review, so that it corresponds to 5% of the total amount contracted for.

PARAGRAPH FIVE - Substitution of the guarantee is permitted at any time, by means of notification to Caixa and in compliance with the provisions of Law 8666/93.

ARTICLE ELEVEN -  ADMINISTRATIVE SANCTIONS

In the event of non-performance of the obligations undertaken, with prior defense within regular proceedings guaranteed, GTECH shall be subject to the following penalties, without prejudice to the applicable civil liability:

      I) warning;
      II) fine;
      III) temporary suspension of the right to participate in CAIXA bid tenders;
      IV) classification as "not in good standing".

PARAGRAPH ONE - A warning will be given in the event of faults or failure to comply with contractual clauses that do not cause damage to CAIXA.

PARAGRAPH TWO - GTECH shall be subject to a fine of zero point 5 percent (0.5%) on the amount of the average remuneration for the previous three (3) months, applicable as of the third warning given.

PARAGRAPH THREE - The following fines shall be applied in the event of the occurrences and/or situations described below, for which GTECH is to blame, on a cumulative basis when need be:
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      I) For the occurrence of ERBs:

            a) A fine in the amount of one hundred Brazilian reals (R$100,00) per business hour of delay in the event of noncompliance with the timeframe for answering corrective maintenance calls for stopped ERBs (no sales at the Lottery Outlet), as defined in sub-item 3.1.5, IV of Annex I, per Lottery Outlet affected, linked to the respective ERB;

            b) Fine in the amount of fifty Brazilian reals (R$50,00) per business hour of delay in the event of noncompliance with the timeframe for answering corrective maintenance calls for ERBs that are not stopped (slowness but the Lottery Outlet is able to complete sales), as defined in sub-item 3.1.5, IV of Annex I, per Lottery Outlet affected, linked to the respective ERB;

      II) Fine in the amount of one hundred Brazilian reals (R$100,00) per day of delay for the first two (2) days and two hundred Brazilian reals (R$200,00) per day of delay as of the third day of delay, in the event of noncompliance with the timeframe for answering corrective maintenance calls for Lottery Outlets, as defined in sub-item 3.1.5, III of Annex I;

      III) Fine in the amount of one hundred Brazilian reals (R$100,00) per day of delay in the event of noncompliance with the timeframe for removal of equipment, as established in the schedule in Annex II;

      IV) Fine of 0.16% per consecutive hour of stoppage, applied to the total amount(s) of the invoice(s) covering the entirety of the services comprising the object of this Agreement provided in the month in which the stoppage occurs in the processing services for more than two (2) hours daily, whether uninterrupted or not, within the hours of operation of the processing site;

      V) Fine of 0.002% calculated on the total amount(s) of the monthly invoice(s) covering the entirety of the services comprising the object of this Agreement provided in the month of the occurrence, per percentage point or fraction thereof under 80% when GTECH does not meet the monthly average service rate of answering 80% of calls to the Call Center in up to 30 seconds, except for periods when the cause of the possible problems are other than the services provided by GTECH (e.g.: unavailability of CAIXA systems, sundry agreements, public utilities providers, etc.).

      VI) Fine in the amount of one hundred Brazilian reals (R$100,00) per day and per Lottery Outlet in the event of proven failure to supply consumables for the terminals belonging to GTECH;

      VII) Fine of fifty thousand Brazilian reals (R$50.000,00) per hour of delay in the event of noncompliance with the hours for transmission of files to CAIXA defined in Annex III, due to GTECH's fault, with the sole exception of partial burst files where a grace period of up to two (2) hours will be allowed from the time established in the aforementioned Annex;
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      VIII) Fine in the amount of fifty thousand Brazilian reals (R$50.000,00)
      per occurrence in the event of incomplete, improper or incorrect transmission of the content of files forwarded to CAIXA, proven to be the sole fault of GTECH.

PARAGRAPH FOUR - The fines provided for in the sub-sections above are applicable independent of the deduction referred to in Article Three, Paragraph One.

PARAGRAPH FIVE - The fine(s) applied shall be deducted from the payment of the first invoice payable after conclusion of the procedure for applying the respective penalty, from the amount of the contractual guarantee, or collected directly from GTECH, administratively and/or judicially.

PARAGRAPH SIX - If the amount of the fine is greater than the amount of the guarantee pledged, in addition to losing the latter, GTECH shall be liable for the difference, which shall be deducted from payments that may be owed by CAIXA or, when necessary, collected administratively and/or judicially.

PARAGRAPH SEVEN - The penalty of temporary suspension from tendering bids and contracting with CAIXA for a period of up to two (2) years may be applied in the following situations, even if such facts do not result in losses to CAIXA:

      I) recurrence of noncompliance with contractual timeframes;

      II) total or partial non-performance of a contractual obligation;

      III) rescission of the Agreement.

PARAGRAPH EIGHT - The penalty of classification as "not in good standing" may be applied if GTECH fails to fulfill or only partially fulfills a contractual obligation, provided such facts are proven to result in losses to CAIXA.

PARAGRAPH NINE - The penalties of temporary suspension from tendering bids and contracting with CAIXA and classification as "not in good standing" may be applied, furthermore, if GTECH is found guilty in final judgment of tax fraud in the payment of any taxes or fails to fulfill its tax or Social Security obligations.

PARAGRAPH TEN - The sanctions provided for in Sub-Sections I, III and IV of the heading of this Article may be applied together with that in Sub-Section II of the aforementioned heading.

                                                                      page 15/18

PARAGRAPH ELEVEN - The penalties provided for herein, after final judgment in an administrative proceeding during which GTECH shall be guaranteed ample defense, shall be entered into the SICAF.

PARAGRAPH TWELVE - The lack of equipment or material resources for the maintenance of the facilities currently installed may not be alleged as a cause of force majeure and shall not exempt GTECH from the penalties to which it is subject for the non-performance of the obligations established herein.

PARAGRAPH THIRTEEN - GTECH shall be exempt from administrative sanctions in the following cases:

      I) Proven improper use of the equipment on the part of the Lottery retailers;

      II) Identification of problem(s) in the electrical installations of the Lottery Outlets;

      III) Acts of God and force majeure as provided for in the Brazilian Civil Code.

ARTICLE TWELVE - CRIMINAL OFFENSES

Criminal offenses as typified in Law 8666/93 shall be the object of judicial proceedings, as provided for in law, without prejudice to the other applicable sanctions.

ARTICLE THIRTEEN - NON-PERFORMANCE AND RESCISSION OF THE AGREEMENT

The total or partial non-performance of the Agreement is grounds for its rescission, with contractual consequences as well as those provided for in law.

PARAGRAPH ONE - The following constitute grounds for rescission of the Agreement, independent of notification or judicial or extra-judicial summons, at CAIXA's discretion:

      I) non-performance by GTECH, in whole or in part, of any of its obligations/responsibilities provided for herein;

      II) the transfer of this agreement, in whole or in part, without the prior consent of CAIXA;

      III) the recurring commission of grave faults or grave failures in the performance of the services;

      IV) declaration of bankruptcy on the part of GTECH;

      V) dissolution of GTECH;

                                                                      page 16/18

      VI) corporate alterations or modification of the purpose or structure of GTECH that jeopardizes performance of the Agreement;

      VII) slowness of performance that leads CAIXA to presume non-performance of the service;

      VIII) other grounds stipulated in Art. 78 of Law No. 8666/03.

PARAGRAPH TWO - In the event of rescission of the Agreement, all GTECH's activities in relation to the services contracted for shall cease, and they shall be taken over by CAIXA, which will perform them itself or through third parties.

PARAGRAPH THREE - Rescission of the agreement shall entail, independent of any judicial or extra-judicial proceeding on CAIXA's part, the retention and assumption of credits deriving from the Agreement, up to the limit of losses proven to have been caused to CAIXA, without prejudice to the sanctions provided for in this Agreement and in the Law.

ARTICLE FOURTEEN - ACKNOWLEDGEMENT OF CAIXA'S RIGHTS

GTECH declares its awareness that this Agreement may be the object of administrative rescission and hereby expresses its full knowledge of CAIXA's rights in such a situation, as provided for in Articles 77 through 80 of Law No. 8666/93.

ARTICLE FIFTEEN - BUDGETARY RESOURCES

The expenses arising from this contracting shall be covered by the budgetary allotment provided for in item No. 5303 - 11 - Expenses for the Performance of Data Processing Services, and 5605-09 - Expenses for On Line Lottery the amount of which is allocated in the SIPLO as Commitment NO. 2711/2005/MZ.

ARTICLE SIXTEEN - FINAL PROVISIONS

The parties are further bound by the following provisions:

      I) in counting the time periods established in this Agreement, the starting date shall be excluded and the due date shall be included;

      II) in order to meet the needs of the service dictated by law or by regulatory acts governing banking or lottery services, CAIXA may alter, either permanently or temporarily, the hours for performance of the page 17/18

            services as the case may be by means of prior notice to GTECH and by agreement between the parties in other circumstances;

      III) it is prohibited for GTECH to pledge this Agreement in guarantee or use it for any financial operations without the prior express authorization of CAIXA;

      IV) CAIXA and GTECH are aware that they, their directors, employees or representatives must maintain the most absolute secrecy in relation to the data, information or documents of any nature that may be shown, handled or in any way gained knowledge of as a consequence of the services comprising the object of this Agreement, and that they are consequently, by law, civilly and criminally liable for their undue disclosure, careless or incorrect utilization, without prejudice to liability for losses and damages to which they give rise and the contractual sanctions imposed;

      V) GTECH must ensure that any equipment belonging to it and existing at Lottery Outlets that are not a part of the services described herein, even those for access to CAIXA's institutional site, are physically and logically isolated from CAIXA's network;

      VI) GTECH allows Caixa or Lottery Entrepreneur to remove GTECH's equipments from counter, in case of GTECH's technician will not be present at the moment of the installation of the new equipments, keeping these in the lottery outlet under the guard and responsibility of lottery entrepreneur.

ARTICLE SEVENTEEN - JURISDICTION

The Federal Courts of the Judicial District of Brasilia shall be the venue for the settlement of any disputes arising from this Agreement.

IN WITNESS WHEREOF, the parties sign this instrument in two counterparts of equal content and form, in the presence of two witnesses.

Brasilia/DF                                 ,     May, 12              ,  2005
--------------------------------------------      ---------------------
Place/date


----------------------------------------    ------------------------------------
CAIXA ECONOMICA FEDERAL                     Signature for GTECH
                                            Name GTECH


WITNESSES
                                                                      page 18/18

----------------------------------------    ------------------------------------
Name:                                       Name:
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Taxpayer I.D./CPF:                          Taxpayer I.D./CPF:
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